Exhibit 99.1

FOR IMMEDIATE RELEASE

Avinger Announces Preliminary Fourth Quarter 2016 Results

Redwood City, California, January 6, 2017 — Avinger, Inc. (NASDAQ: AVGR), a leading developer of innovative treatments for peripheral artery disease (“PAD”), today announced that based on preliminary unaudited financial results, it expects total revenue of approximately $4.7 million for the fourth quarter ended December 31, 2016, an increase of 62% from the fourth quarter of 2015 and a decrease of 11% from the third quarter of 2016.

Revenue from disposable devices is expected to be $3.7 million for the fourth quarter of 2016, a 118% increase compared to the fourth quarter of 2015 and a 5% decrease from the third quarter of 2016. Revenue related to Lightbox imaging consoles is expected to be $1.0 million, a 17% decrease compared to the fourth quarter of 2015 and a 29% decrease from the third quarter of 2016. Revenue for the full year 2016 is expected to be $19.2 million, a 79% increase compared to 2015. Revenue from disposable devices is expected to be $14.5 million, a 120% increase compared to 2015. Revenue related to console sales is expected to be $4.7 million, a 15% increase compared to 2015.

During the fourth quarter of 2016, the installed base of Lumivascular accounts increased by 13 and ended the year at 156 accounts. For the full year 2016, the installed base increased by 61 accounts, or 64%, from an installed base of 95 accounts at year-end 2015. During the fourth quarter of 2016, sales headcount increased by three, ending the quarter with 60 sales professionals.

“While we are encouraged by the continued expansion of our installed base, our revenue for the fourth quarter came in lower than expected, with capital sales in the quarter being the largest contributor to the shortfall. In addition, our disposable revenue continues to ramp more slowly than anticipated,” said Jeff Soinski, Avinger’s president and CEO.  “As we continue to invest in our commercial organization, we are also making incremental improvements to our current version of Pantheris, which we plan to rollout in the coming months. We also expect to file for 510(k) clearance of our next generation Pantheris, which includes more substantial design enhancements, by the end of the second quarter.”

Dr. John B. Simpson, Avinger's founder and executive chairman, stated, “I believe our revenue will increase because our clinical outcomes are truly unique. With Avinger’s catheters physicians are able to treat arteries more precisely than ever before. As far as I know, there has never been another peripheral atherectomy catheter with a better safety profile than Pantheris. Numerous refinements including ways to address calcium with unique cutters/shafts and more robust apposition balloons are in the works. Because of our clinical results, I am confident in the value that Pantheris will provide to patients as we continue to pursue our mission of radically changing the way vascular disease is treated.”

The company’s cash and cash equivalents as of December 31, 2016 were $36.1 million, which compares to $43.1 million as of December 31, 2015 and $43.3 million at September 30, 2016. The cash balance at year-end 2016 reflects cash expenditures during the fourth quarter of $11.0 million, partially offset by $3.8 million in net proceeds from sales of common stock under the company’s at-the-market public offering.

About Avinger, Inc.

Avinger, Inc. is a commercial-stage medical device company that designs, manufactures and sells image-guided, catheter-based systems for the treatment of patients with peripheral artery disease (PAD). PAD is characterized by a build-up of plaque in the arteries that supply blood to the legs and feet. The company’s mission is to dramatically improve the treatment of vascular disease through the introduction of products based on its Lumivascular platform, the only intravascular image-guided system of therapeutic catheters available in this market. Avinger’s current Lumivascular products include the Lightbox imaging console, the Ocelot family of catheters, which are designed to penetrate total arterial blockages, known as chronic total occlusions, or CTOs, and Pantheris, the first-ever image-guided atherectomy device, designed to precisely remove arterial plaque in PAD patients. For more information, please visit www.avinger.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding the revenues for the fourth quarter of 2016, the outlook for the adoption of Pantheris and the impact of product improvements to Pantheris. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include our dependency on a limited number of products; ability to demonstrate the benefits of our lumivascular platform; the resource requirements related to Pantheris; the outcome of clinical trial results; potential exposure to third-party product liability and intellectual property litigation; lack of long-term data demonstrating the safety and efficacy of our lumivascular platform products; reliance on third-party vendors; dependency on physician adoption; reliance on key personnel; and requirements to obtain regulatory approval to commercialize our products; as well as the other risks described in the section entitled “Risk Factors” and elsewhere in our third quarter Form 10-Q filing made with the Securities and Exchange Commission on November 8, 2016. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. Avinger disclaims any obligation to update these forward-looking statements.

INVESTOR CONTACT

Matt Ferguson

Avinger, Inc.

(650) 241-7917

ir@avinger.com